                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     Schedule 13G

                      Under the Securities Exchange Act of 1934
                                   (Amendment No.)*

                           Public Service Enterprise Group
                                   (Name of Issuer)

                                     Common Stock
                            (Title of Class of Securities)

                                      744573106
                                    (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on following page(s))

CUSIP No. 744573106                  13G                                Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Bank PLC
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   10,000,000
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     10,000,000
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,000,000

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         4.3%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 744573106                  13G                                Page 2A
(1) NAMES OF REPORTING PERSONS.  S.S. OR I.R.S. IDENTIFICATION NOS.
    OF ABOVE PERSONS
         Barclays Funds Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   4,480
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     4,480

                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,480

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 744573106                  13G                                Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Investors, LTD.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom



Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   316,675
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     338,475
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         338,475
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.1%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 744573106                  13G                                Page 2C



(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Life Assurance Company Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   10,900
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     10,900
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,900
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 744573106                  13G                                Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Japan

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   47,901
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     47,901
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         47,901
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 744573106                  13G                                Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Investors, N.A., 943112180

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   5,628,294
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          789
                                              (7) SOLE DISPOSITIVE POWER
                                                     6,240,449
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,240,449
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.7%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

 CUSIP No. 744573106                  13G                                Page 2F

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Fund Advisors

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                     (a)
                                     (b)  X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                              (5) SOLE VOTING POWER
Beneficially Owned                                   100,621
by Each Reporting                             (6) SHARED VOTING POWER
Person With                                          0
                                              (7) SOLE DISPOSITIVE POWER
                                                     100,621
                                              (8) SHARED DISPOSITIVE POWER
                                                     0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         100,621

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.0%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Bank, PLC  .

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   54 Lombard Street
                   London England EC3P 3AH
ITEM 2(C). CITIZENSHIP
                   United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                       Page 3A

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Funds Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   Fleetway House, 25 Farringdon Street
                   London, England EC4A 4JA
ITEM 2(C). CITIZENSHIP
                   United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                       Page 3B

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Global Investors, LTD

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   1 Swan Lane
                   London, England EC4R 3UD
ITEM 2(C). CITIZENSHIP
                   United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                       Page 3C

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Life Assurance Company Ltd.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   5th Floor Unicorn House
                   252 Romford Road, Forest Gate
                   London E7 9JB
ITEM 2(C). CITIZENSHIP
                   United Kingdom

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                       Page 3D

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Trust and Banking Company (Japan) Ltd.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   2-2 Otemachi 2-Chome
                   Tokyo Japan 100
ITEM 2(C). CITIZENSHIP
                   Japan

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                       Page 3E

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Global Investors, N.A.

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   45 Fremont Street
                   San Francisco, CA 94105
ITEM 2(C). CITIZENSHIP
                   U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                               Page 3F

ITEM 1(A). NAME OF ISSUER
                   Public Service Enterprise Group

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                   80 Park Plaza
                   Newark, NJ  07101-1171
ITEM 2(A). NAME OF PERSON(S) FILING
                   Barclays Global Fund Advisors

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                   45 Fremont Street
                   San Francisco, CA 94105
ITEM 2(C). CITIZENSHIP
                   U.S.A

ITEM 2(D). TITLE OF CLASS OF SECURITIES
                   Common Stock

ITEM 2(E). CUSIP NUMBER
                   744573106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b)/X/ Bank as defined in section 3(a)(6) of the Act

(c) // Insurance Company as defined in section 3(a)(19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
        Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note:See Item 7)

(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.   OWNERSHIP
        (a) Amount Beneficially Owned:                          16,742,826

        (b) Percent of Class:                                   7.2%

        (c) Number of shares as to which such person has:
              (i)   sole power to vote or to direct the vote
                      16,108,871
              (ii)  shared power to vote or to direct the vote
                      789
              (iii) sole power to dispose or to direct the disposition of
                      16,742,826
              (iv)  shared power to dispose or to direct the disposition of
                      0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
                   Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                   The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                   Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                   Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
                   Not applicable

ITEM 10.  CERTIFICATION
          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 12, 1999



                                                     Wendy Beller
                                                     Manager of Compliance